UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2021

ALCOA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-37816	81-1789115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Isabella Street, Suite 500 Pittsburgh, Pennsylvania	15212-5858
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 412-315-2900

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 4, 2021 (the “Amendment No. 4 Effective Date”), Alcoa Corporation (the “Company”) and Alcoa Nederland Holding B.V., a wholly owned subsidiary of the Company (the “Borrower”), entered into Amendment No. 4 (the “Amendment”) to the Revolving Credit Agreement dated as of September 16, 2016, as amended as of October 26, 2016, as amended and restated as of November 14, 2017, as amended and restated as of November 21, 2018, as amended as of August 16, 2019, as amended as of April 21, 2020 and as amended as of June 24, 2020 (the “Original Revolving Credit Agreement”), in each case with a syndicate of lenders and issuers named therein, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) for the lenders and issuers. The Amendment was entered into to amend certain terms of the Original Revolving Credit Agreement (the Original Revolving Credit Agreement, as amended by the Amendment, the “Amended Revolving Credit Agreement”).

The Amended Revolving Credit Agreement provides additional flexibility to the Company and the Borrower by (i) increasing the maximum leverage ratio from 2.50 to 1.00 to 2.75 to 1.00 as of the Amendment No. 4 Effective Date (which maximum leverage ratio had been temporarily increased to 3.00 to 1.00 prior to the Amendment No. 4 Effective Date), (ii) decreasing the minimum interest expense coverage ratio from 5.00 to 1.00 to 4.00 to 1.00 as of the Amendment No. 4 Effective Date, (iii) amending the definition of Total Indebtedness (as defined in the Amended Revolving Credit Agreement) to permit the Company to exclude the principal amount of new senior notes issued, if any, during 2021 from indebtedness for purposes of the calculation of the leverage ratio and consolidated net leverage ratio in fiscal year 2021 (subject to adjustments based on pension obligations funded) and (iv) ending temporary restrictions on the Company’s ability to make certain restricted payments or incur incremental loans under the Amended Revolving Credit Agreement. The Amended Revolving Credit Agreement also (i) provides additional debt capacity to permit the Company to issue up to $750 million in aggregate principal amount of new senior notes prior to the end of fiscal year 2021 and (ii) a corresponding increase in the maximum leverage ratio commensurate with the increase in leverage resulting from the issuance of such notes up to the amount of pension obligations funded after the issuance of such notes but prior to December 31, 2021, which increase shall in any event not be in excess of the principal amount of such notes. Such additional increase in the maximum leverage ratio will be available beginning in the first quarter of 2022.

Under the terms of the Amended Revolving Credit Agreement, the Borrower paid to the Administrative Agent, for the benefit of each lender which timely entered into the Amendment, an amount equal to 0.05% of the amount of such lender’s commitment under the Original Revolving Credit Agreement immediately prior to the effectiveness of the Amendment.

The Amended Revolving Credit Agreement contains customary affirmative covenants, negative covenants, and events of default substantially comparable to the Original Revolving Credit Agreement (other than those that are described above and other minor changes). The obligations of the Company or its subsidiaries under the Amended Revolving Credit Agreement, and all other obligations under the Amended Revolving Credit Agreement, are guaranteed and secured in the same manner as the Original Revolving Credit Agreement. The representations, warranties and covenants contained in the Amended Revolving Credit Agreement were made only for purposes of that agreement and as of specific dates and were solely for the benefit of the parties to the Amended Revolving Credit Agreement.

The aggregate amount of commitments under the Amended Revolving Credit Agreement remains at $1.5 billion.

The foregoing description of the Amended Revolving Credit Agreement is not complete and is subject to, and qualified in its entirety by reference to, the full text of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

In the ordinary course of their respective businesses, the lenders and letter of credit issuers under the Amended Revolving Credit Agreement, or their affiliates, have performed, and may in the future perform, commercial banking, investment banking, trust, advisory or other financial services for the Company and its affiliates for which they have received, and will receive, customary fees and expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit number	Description

10.1

Amendment No. 4 dated as of March 4, 2021 to the Revolving Credit Agreement dated as of September 16, 2016, as amended as of October 26, 2016, as amended and restated as of November 14, 2017 and as amended and restated as of November 21, 2018, as amended as of August 16, 2019, as amended as of April 21, 2020 and as amended as of June 24, 2020, among Alcoa Corporation, Alcoa Nederland Holding B.V., the lenders and issuers from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders and issuers

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA CORPORATION

By:	/s/ Marissa P. Earnest
Marissa P. Earnest
Senior Vice President, Chief Governance Counsel and Secretary

Date: March 4, 2021